Exhibit 99.1

CORPORATE GOVERNANCE GUIDELINES OF

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

BOARD MISSION AND OBJECTIVES

Board Mission Statement. The primary mission of the Board of Directors of Primus Telecommunications Group, Incorporated (the “Company”) is to enable the Company to provide superior telecommunications and customer services, adhere to the laws of the jurisdictions where it operates, maintain high ethical standards, and thereby build long-term value for its stockholders. Upon recommendation of the Nominating and Governance Committee, the Board of Directors has adopted these Corporate Governance Guidelines.

Corporate Authority and Responsibility. The business and affairs of the Company shall be managed under the direction of the Board of Directors. The Board of Directors may exercise that authority through delegation to committees of the Board of Directors and through the delegation of authority to the Company’s management, all in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company. The Board of Directors shall provide advice and counsel to management of the Company in carrying out management’s delegated responsibilities.

GENERAL PRINCIPLES

Expectations for Directors. Each member of the Board of Directors of the Company shall:

•	Dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties;

•	Comply with the duties and responsibilities set forth herein and in the By-laws of the Company;

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Exercise business judgment and act with loyalty and care and in conformity with governing law in such manner that each Director believes to be in the best interests of the Company and its stockholders; and

•	Adhere to the Company’s Code of Business Conduct and policies adopted by the Board, including, but not limited to, the policies on conflicts of interest expressed therein.

Financial Literacy. Members of the Board of Directors should know how to read and understand fundamental financial statements and understand the use of financial information in evaluating the financial and operating performance of the Company.

Character of the Members of the Board of Directors. Members of the Board of Directors should be persons of good character and thus should possess all of the following personal characteristics:

•	Integrity: Directors should demonstrate high ethical standards and integrity in their personal and professional dealings;

•	Accountability: Directors should be willing to be accountable for their decisions as Directors;

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues;

•	Responsibility: Directors should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion; and

•	High Performance Standards: Directors should have a history of achievements which reflects high standards for themselves and others.

BOARD OF DIRECTORS COMPOSITION AND SELECTION; INDEPENDENT DIRECTORS

Board of Directors Size. The Board of Directors of the Company shall, in accordance with the By-laws of the Company, determine the size of the Board of Directors which is optimal to allow the Board of Directors to operate effectively, to accomplish its goals and to fulfill its responsibilities. The Board of Directors of the Company believes that, under current circumstances, the size of the Board of Directors should generally be between three (3) and seven (7) members.

Selection of Members of the Board of Directors. The Board of Directors shall be elected in the manner provided in the By-laws of the Company. The Nominating and Governance Committee shall identify, and recommend to the Board of Directors, candidates who are qualified to become members of the Board of Directors in accordance with the policies and principles set forth in the Committee’s Charter, the By-laws of the Company, the Certificate of Incorporation of the Company and these guidelines.

Annual Meeting of Stockholders. The Board of Directors shall select, from among the candidates identified and recommended by the Nominating and Governance Committee, the slate of nominees as candidates for election to the Board of Directors at each annual meeting of the Company’s stockholders in accordance with the By-laws. In accordance with the provisions of its Charter, the Nominating and Governance Committee shall consider candidates recommended by stockholders in accordance with applicable law, rule or regulation. Candidate nominations may be sent to the Company, to the attention of the Corporate Secretary.

Vacancies/New Positions. The Board of Directors may fill vacancies on the Board of Directors and newly-created positions on the Board of Directors resulting from any increase in the authorized number of Directors in the manner provided in the By-laws of the Company. Should the Board of Directors choose to fill such vacancies or newly-created positions, the Board of Directors shall select such Directors from among the candidates identified and recommended by the Nominating and Governance Committee.

BOARD OF DIRECTORS MEMBERSHIP CRITERIA

(a) The Nominating and Governance Committee shall assist the Board of Directors in determining the appropriate characteristics, skills and experience for the individual members of the Board of Directors and the Board of Directors as a whole.

(b) In evaluating the suitability of individual candidates and nominees, the Nominating Committee and the Board of Directors shall consider relevant factors, including, but not limited to:

•	A general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a publicly-traded company in today’s business environment;

•	An understanding of the Company’s business;

•	Educational and professional background and experience; and

•	Character.

(c) The Nominating and Governance Committee and the Board of Directors shall evaluate each individual candidate and nominee in the context of the Board of Directors as a whole, with the objective of recommending a slate of nominees who can best oversee the management of the business and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these relevant areas.

(d) In determining whether to recommend a member of the Board of Directors for re-election, the

Nominating and Governance Committee and the Board of Directors also shall consider such member’s past attendance at meetings and participation in, and contributions to, the activities and deliberations of the Board of Directors.

Board of Directors Composition. The majority of the members of the Board of Directors must be “independent,” as determined by the Board of Directors, which shall include an affirmative determination that each “independent” member of the Board of Directors has no material relationship with the Company (either directly or as a partner, significant shareholder or officer of an organization that has a relationship with the Company). This will not, however, prevent the Board of Directors from taking valid actions if, in accordance with the By-laws of the Company, there are fewer than the intended proportion of “independent” members of the Board of Directors. For purposes of these guidelines, a member of the Board of Directors may be considered independent if such member has not been employed by the Company or a subsidiary within the last three (3) years (other than as interim Chairman of the Board of Directors or interim Chief Executive Officer) and:

•	Does not have an immediate family member that has been employed by the Company as an executive officer within the last three (3) years;

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Has not received more than $60,000 in direct compensation from the Company within the last fiscal year other than for services as a member of the Board of Directors, interim Chairman of the Board of Directors or interim Chief Executive Officer;

•	Is not, and has not been within the last three (3) years, an executive officer or an employee of a significant customer or supplier of the Company;

•	Is not, and has not been within the last three (3) years, affiliated with or employed by the Company’s present or former internal or external auditor;

•	Is not affiliated with any not-for-profit entity which, in the business judgment of the Board of Directors, receives significant contributions from the Company;

•	Is not employed as an executive officer of a public company at which an executive officer of the Company serves as a member of such public company’s board of directors;

•	Has not had any of the relationships described above with any affiliate of the Company;

•	Is not a member of the immediate family of any individual, or have an immediate family member, with any of the relationships described in the bulleted paragraphs above; and

•	Has no other material relationship which, in the business judgment of the Board of Directors, would impair his or her ability to exercise independent judgment.

For the purposes of these guidelines, an “immediate family member” shall include a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home.

Notwithstanding the foregoing, each member of the Board of Directors must meet any mandatory qualifications for membership on the Board of Directors, and the Board of Directors, as a whole, must meet the minimum “independence” requirements, imposed by any exchange or market on which the Company’s common stock is listed (the “Exchange”) and any other laws and regulations applicable to the Company. Each member of the Board of Directors shall promptly advise the Chairman of the Board and the Chairman of the Nominating and Governance Committee of any matters which, at any time, may affect such member’s qualifications for membership under the criteria imposed by the Exchange, any other laws and regulations or these guidelines, including, but not limited to, such member’s “independence.”

Impairment of Independence. Each “independent” member of the Board of Directors shall promptly notify the Chairman of the Board of Directors and the Chairman of the Nominating and Governance Committee if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved such member should submit to the Board of Directors written notification of such conflict of interest and an offer of resignation from the Board of Directors and each of the committees on which such member serves. The Board of Directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the Board of Directors to review the appropriateness of the continuation of such individual’s membership on the Board of Directors. In some cases, it may be appropriate for such member to be replaced as a member of one or more of the committees on which he or she serves but be retained as a member of the Board of Directors.

Related-Party Transactions. The Board of Directors shall consider, in consultation with the Nominating and Governance Committee, whether a transaction between a member of the Board of Directors and the Company presents any inappropriate conflict of interest and/or impairs the “independence” of any member of the Board of Directors.

New Directors and Continuing Education. Within a reasonable period after election or appointment to the Board of Directors, each new member of the Board of Directors shall commence participation in an orientation program in which such new member will visit facilities representing the Company’s business lines and will have the opportunity to meet with corporate department heads, which orientation program shall be completed within a reasonable period of time after election or appointment. In addition, the management of the Company shall provide new members of the Board of Directors with materials, briefings and educational opportunities to permit them to become familiar with the Company and to enable them to better perform their duties. In addition, from time to time on a continuing basis, all members of the Board of Directors shall receive additional materials, briefings and educational opportunities to enable them to remain current with matters within their purview.

Limitations on Service.

(a) The Board of Directors acknowledges that significant time is required to be a fully participating and effective member of the Board of Directors; therefore, the Board of Directors believes that:

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Members of the Company’s management (other than the Chief Executive Officer) should not hold more than one (1) directorships of a public company other than the Company unless approved by the Nominating and Corporate Governance Committee of the Board of Directors of the Company;

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The Chief Executive Officer should not hold more than one (1) directorship of a for-profit company other than the Company unless approved by the Nominating and Governance Committee of the Board of Directors of the Company;

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No member of the Board of Directors who is employed by a public company other than the Company on a full-time basis should hold more than two (2) directorships of public companies other than the Company;

•	No member of the Board of Directors should hold more than five (5) directorships of public companies (not including subsidiaries of such public companies) other than the Company; and

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No member of the Audit Committee should serve on the audit committee of more than two (2) public companies unless approved by the Nominating and Governance Committee of the Board of Directors of the Company.

(b) The Board of Directors does not believe that its members should be prohibited from serving on boards of directors and/or committees of not-for-profit entities or organizations, and the Board of Directors has not adopted any guidelines limiting such activities; provided, however, that each member of the Board of Directors is responsible for ensuring that the time required by such activities is not detrimental to such member’s ability to fulfill the duties and responsibilities of membership on the Board of Directors. The Nominating and Governance Committee and the Board of Directors, however, will take into account the nature of, and time involved in, the service of a member of the Board of Directors to other entities and organizations in evaluating the suitability of individual members for service on the Board of Directors.

Notwithstanding the foregoing, any service to other entities and organizations shall be consistent with the Company’s conflict of interest policies, as expressed in the Code of Business Conduct, and all laws, rules and regulations applicable to the Company, including those of the Exchange and the Securities and Exchange Commission.

(c) Members of the Company’s management should obtain the approval of the Board of Directors, in consultation with the Nominating and Governance Committee, prior to accepting a new directorship of a public company. In considering whether to grant such approval, the Board of Directors and the Nominating and Governance Committee shall examine the proposed relationship for potential conflicts of interest and adherence to these Guidelines.

(d) Members of the Board of Directors should notify the Nominating and Governance Committee prior to accepting a new directorship of a public company in order that the Nominating and Governance Committee, together with the Board of Directors, may examine the proposed relationship for potential conflicts of interest and adherence to these Guidelines.

(e) The Board of Directors believes it is in the best interest of the Company to create an annual review process for the Board of Directors and its committees. Such annual review process will provide individual members with an opportunity to assess the current performance of the Board of Directors and committees and areas for potential improvement. Individual members of the Board of Directors are expected to use these reviews to assess their continuing roles on the Board of Directors.

(f) Subject to the Company’s By-laws for exceptions, going forward, members of the Company’s management serving on the Board of Directors who cease to serve as a member of the Company’s management shall offer his or her resignation from the Board of Directors effective with the last date of employment. The Board of Directors need not accept such offer of resignation; however, generally, a member of the Company’s management shall not continue to serve as a member of the Board of Directors following such cessation of employment.

(g) A member of the Board of Directors may not stand for election after age seventy-five (75) but need not resign until the end of his or her current term; however, the Board of Directors may, in its discretion, ask such a member of the Board of Directors, if willing, to stand for election if the Board of Directors believes that such member of the Board of Directors will make significant contributions to the work of the Board of Directors.

(h) A member of the Board of Directors may not stand for election after serving on the Board of Directors for ten (10) years; however, the Board of Directors may, in its discretion, ask such member of the Board of Directors, if willing, to stand for election if the Board of Directors believes that such member of the Board of Directors will make significant contributions to the work of the Board of Directors.

Removal of Directors. Members of the Board of Directors will resign from the Board of Directors upon the occurrence of any of the following events:

a)	Being indicted for, pleading guilty to or being found guilty of any felony or violating any state or federal securities laws;

b)	Admitting liability, or being found to have liability, for committing an act of fraud, embezzlement, misappropriation or breach of fiduciary duty.

The Board of Directors may, in its discretion, refuse to accept such resignation if the Board of Directors believes that such member of the Board of Directors will make significant contributions to the work of the Board of Directors.

Conflicts of Interest. Members of the Board of Directors must recuse themselves from any discussion or decision that affects their personal, business or professional interest. The non-interested members of the Board of Directors shall consider and resolve any issues involving conflicts of interest of members of the Board of Directors.

Equity Ownership by Directors. Members of the Board of Directors are strongly encouraged to have equity ownership in the Company. In general, it is expected that within three (3) years after initial election or appointment to the Board of Directors, each member of the Board of Directors should own a minimum of $100,000 in common stock of the Company as of December 31st of each year (with such value to be determined as the higher of (i) the market value on December 31st of each year or (ii) the cost of the common stock at the time of purchase or vesting.) The Company shall take all necessary steps to facilitate such ownership.

CHAIRMAN OF THE BOARD OF DIRECTORS

The Board of Directors shall, on at least an annual basis, select the Chairman of the Board of Directors from among the members of the Board of Directors. Such selection shall occur immediately following the annual meeting of stockholders. The Chairman of the Board of Directors shall be responsible for

•	Setting the agenda for, and presiding over, meetings of the Board of Directors at which the Chairman of the Board is present;

•	Coordinating the work of the committees of the Board of Directors;

•	Overseeing the distribution of materials to the members of the Board of Directors; and

•	Performing such other duties as the Board of Directors may from time to time delegate to assist the Board of Directors in the fulfillment of its duties.

In the event the Chairman of the Board of Directors is neither a non-executive nor “independent” director, the Board of Directors shall select another Director to serve as “Lead Independent Director” from among the members of the Board of Directors that are determined at that time by the Board of Directors to be “independent.” The Chairman of the Board of Directors may be removed as Chairman of the Board of Directors at any time by a majority of the members of the Board of Directors.

Resources of the Chairman of the Board. The Chairman of the Board of Directors will be provided adequate staff and resources, as determined by the Board of Directors, to discharge his or her duties.

Compensation of the Chairman of the Board and/or Lead Independent Executive. The Compensation Committee shall recommend, and the Board of Directors shall have the authority to approve, the compensation for an “independent” Chairman of the Board of Directors and/or Lead Independent Director, which compensation should reflect the commitment of time and energies necessary to discharge properly the duties of the Chairman of the Board of Directors and/or Lead Independent Director.

BOARD OF DIRECTORS MEETINGS

Board of Directors Meetings — Agenda. The Chairman of the Board of Directors will set the agenda for each meeting of the Board of Directors. In the event the Chairman of the Board of Directors is not present at a meeting, the “independent” members of the Board of Directors may select a member of the Board of Directors to preside at such meeting. In such event, such presiding member of the Board of Directors shall set the agenda for such meeting.

Each member of the Board of Directors is encouraged to suggest for inclusion on the agenda any items which such members feels bears consideration by the Board of Directors.

Number of Meetings. It is the objective of the Board of Directors to have at least four (4) regularly scheduled meetings each year. Additional unscheduled meetings of the Board of Directors may be called by the Chairman of the Board or a majority of the other members of the Board of Directors upon the giving of the notice required under the By-laws of the Company to address specific requirements or needs of the Company. The Board of Directors is encouraged to plan meetings such that the members of the Board of Directors may conveniently visit facilities of the Company in conjunction with such meetings.

Annual Planning Session. The Board of Directors will review the Company’s long-term strategic plan and the principal issues facing the Company at a minimum of at least one (1) meeting per year.

Advance Distribution of Materials. All materials, information and data that is relevant to the understanding by the members of the Board of Directors of matters to be discussed at its meetings, where feasible, should be distributed, either electronically or in writing, to all members of the Board of Directors at least three (3) business days or five (5) calendar days in advance of the regularly scheduled meeting. Such materials, information and data shall be distributed in a manner that, considering the complexity of the materials, information and data, will provide each member of the Board of Directors with a reasonable opportunity to review the materials, information and data. It is acknowledged that, in some situations, exigent circumstances or the need to protect confidential and proprietary information may make it impracticable to provide information in advance of a meeting, in which case adequate time shall be provided at such meeting for review and discussion of information not provided in advance.

Access to Management and Independent Advisors.

(a) The Board of Directors, its committees and its members shall have access to any member of the management of the Company to discuss any subject that the Board of Directors, its committees or its members desires. Any meetings or contacts which the Board of Directors, its committees or its members desire to initiate with any member of the Company’s management may be arranged through the Chief Executive Officer or notified for other arrangements by the CEO, its committees or its members. Any such contact should not be disruptive to the operations of the Company. The General Counsel will advise the Board of Directors on appropriate procedures for the conduct of meetings and on corporate governance matters, and all members of the Board of Directors shall have access to his or her advice and services. The members of the Board of Directors are encouraged to visit facilities of the Company in connection with meetings of the Board of Directors and otherwise.

(b)The Board of Directors and its committees may rely upon the advice of outside advisors and shall be protected in so relying to the extent provided by applicable law. The Board of Directors and each of its committees shall have the power and authority to engage outside advisers (including counsel) as they deem necessary or appropriate, without consulting, or obtaining the approval of, any members of the Company’s management. The Company will be informed of the commitments entered into by the Board of Directors.

(c) Hiring of senior executives (officers or direct reports of the CEO) recommended by the CEO should have prior Board approvals before the position is offered.

(d) The Board of Directors must assess the qualifications of, and the processes employed by, those upon whom it relies and should hold such advisors accountable for their decisions and recommendations.

RESPONSIBILITIES OF BOARD OF DIRECTORS.

(a) Directors are expected to attend all regularly scheduled meetings and other meetings for which three calendar days advance notice is given, unless prevented by exigent circumstances, and to have, prior to the meetings, reviewed all materials, information and data distributed to them in advance. With respect to meetings for which three calendar days is not given, Directors are expected to use reasonable efforts to attend and participate in such meetings.

(b) Directors are expected to understand, and comply with, all the duties of care, loyalty and confidentiality applicable to Directors.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

Meetings of Independent Directors. At each regularly scheduled meeting of the Board of Directors, the members of the Board of Directors that are independent shall meet in scheduled executive sessions without the participation of the members of the Board of Directors who are also members of the Company’s management (the “management Directors”). The independent Directors also may hold such executive sessions which are not scheduled in conjunction with regularly scheduled meetings of the full Board of Directors. At such meetings, the independent Directors shall review matters concerning the relationship of the Board of Directors with the Company’s management, including the management Directors, and such other matters as the independent Directors may deem appropriate. The Board of Directors shall not take formal action at such settings, but the participating directors may make recommendations for consideration by the full Board of Directors.

PERFORMANCE EVALUATION;

SUCCESSION PLANNING

Annual Evaluation of the Chief Executive Officer. The Compensation Committee of the Board of Directors shall review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, conduct an annual review and evaluation of the performance of the Chief Executive Officer in light of those goals and objectives, with input from the other members of the Board of Directors, and propose to the Board of Directors the compensation level of the Chief Executive Officer based on such evaluation. The Compensation Committee shall take into account any recommendations of the Board of Directors regarding such review and evaluation process and the specific criteria on which the performance of the Chief Executive Officer is evaluated.

Succession Planning. As part of the annual Chief Executive Officer evaluation process, the Board of Directors, or a committee of the Board of Directors, shall work with the Chairman of the Board and the Chief Executive Officer to plan for Chief Executive Officer succession, as well as to develop plans for interim succession for the Chief Executive Officer in the event of an unexpected occurrence.

Evaluation of the Board of Directors. The Board of Directors, in consultation with the Nominating and Governance Committee, shall conduct an annual evaluation of the Board of Directors to determine whether it and its committees are composed appropriately and functioning effectively. This evaluation shall include an assessment of such factors as experience, integrity, competence, diversity, skills, dedication and equity ownership in the context of the Board of Directors as a whole.

COMPENSATION

Compensation Review.

(a) The Compensation Committee will annually review and, when it deems appropriate, recommend to the Board of Directors changes in compensation and benefits of the members of the Board of Directors. In making its recommendations, the Compensation Committee may seek the advice of outside advisors to assure that its Director compensation is reasonable and enables the Company to attract and to retain qualified members to its Board of Directors.

(b) Compensation paid to independent Directors for service to the Board of Directors shall be fixed annually by the Board of Directors and shall be competitive and recognize the significant commitment required for service as a member of the Board of Directors.

(c) The Board of Directors may establish additional compensation for independent Directors who serve on specific committees of the Board of Directors, where the Board of Directors determines that such additional compensation is appropriate to reflect the additional responsibilities associated with service on such committees.

(d) As compensation for their services on the Board of Directors, members of the Board of Directors shall be paid an annual base retainer which shall be in a combination of cash and equity-based compensation, as determined by the Board of Directors, in consultation with the Compensation Committee. The balance of the compensation paid to members of the Board of Directors, which may include compensation for service on committees and for performing other specified duties, as determined by the Board of Directors in consultation with the Compensation Committee, may be paid in cash or equity-based compensation, at the direction of the individual members of the Board of Directors.

(e) No independent Director shall be entitled to any pension or similar benefit solely as a result of his or her service as a member of the Board of Directors.

COMMITTEES

Board Committees. The Board of Directors currently has three (3) standing committees, each of which is to be chaired by a member of the Board of Directors that is “independent.” The standing committees are as follows:

•	The Audit Committee, which is, among other things, responsible for reviewing all reports made by auditors and monitoring internal controls;

•	The Compensation Committee, which is, among other things, responsible for reviewing compensation programs and administering equity based compensation plans; and

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The Nominating and Governance Committee, which is, among other things, responsible for proposing and recommending to the Board of Directors potential candidates for membership on the Board of Directors.

The Board of Directors may establish new committees or, except as otherwise required by law, regulation or listing standards of the Exchange, eliminate or combine existing committees or modify their duties and responsibilities as it deems advisable for purposes of fulfilling its duties and responsibilities. To the extent required by law or the Exchange listing standards, such committees will be chaired by and entirely composed of members of the Board of Directors who are “independent” and, unless otherwise determined by the Board of Directors, all such committees will include a majority of members of the Board of Directors who are “independent.”

Charters. Each of the standing committees of the Board of Directors shall have its own charter setting forth the purposes, goals and responsibilities of the committee as well as qualifications for committee membership, procedures for committee member appointment and removal and committee structure and operation. Such charters shall be approved by the Board of Directors and shall comply with all applicable laws, rules and regulations and, as appropriate, Exchange listing standards.

Composition of Committees; Committee Chairpersons. The Board of Directors shall select the members of each committee and a chairperson for each committee, upon the recommendation of the Nominating and Governance Committee, taking into account specific committee duties and responsibilities and the experience and qualifications of the proposed members and giving due consideration to recommendations by the Chairman of the Board with respect to such selections. The members of each of the committees must meet the qualifications for membership on such committees as set forth in the charter for such committees and as may be required under any laws, rules, regulations, or standards applicable to the Company. The committee chairperson, in consultation with the members of the committee, will determine the frequency and length of the committee meetings, consistent with any requirements set forth in the committee’s charter. The chairperson, in consultation with the members of the committee, will develop the agenda for the committee meetings and will report to the full Board of Directors on the committee’s deliberations, as appropriate.

CODE OF BUSINESS CONDUCT

Code of Business Conduct. The Board of Directors is responsible for establishing and maintaining the Company’s Code of Business Conduct (also known as Code of Ethics), which currently covers, among other things, the Company’s policies concerning:

•	Conflicts of interest;

•	Corporate opportunities;

•	Fair dealing;

•	Compliance with laws, rules and regulations; and

•	Encouraging the reporting of any illegal or unethical behavior.

The Board of Directors, with advice and recommendations from the Nominating and Governance Committee, will periodically review and evaluate the Code of Business Conduct and make such changes therein as it finds to be necessary or appropriate.

Waivers of Code of Business Conduct. Any waivers of any provisions of the Code of Business Conduct for members of the Board of Directors or executive officers may be made only by the Board of Directors or a committee to which the Board of Directors has delegated such authority, and any such waivers shall be timely reported or disclosed in such manner as may be required by the Securities and Exchange Commission or the Exchange.

Certain Particular Matters. Without limiting the generality of the foregoing, the following are prohibited unless expressly approved in advance by the Board of Directors (with any interested member of the Board of Directors abstaining):

(a) Any commercial transaction between the Company and any entity in which a member of the Board of Directors or executive officer or any immediate family member of a member of the Board of Director or executive officer has a material direct or indirect interest.

(b) Employment by the Company of any sibling, spouse or child of a member of the Board of Directors or executive officer, other than as expressly permitted by the Company’s then-current employment policies and procedures.

(c) Any direct or indirect investment or other economic participation by any member of the Board of Directors or executive officer or any immediate family member of a member of the Board of Directors or executive officer in any entity (other than a publicly traded entity) in which the Company has any direct or indirect investment or other economic interest.

Any situation which would not be permitted under this section but which is in existence on the effective date of these guidelines shall be reviewed by the Board of Directors (with any interested Director abstaining) and shall be discontinued within a reasonable time period if so determined by the Board of Directors.

COMMUNICATIONS WITH THE MEDIA

The Board of Directors believes that the Company’s management and the Chairman of the Board speak for the Company. In order to ensure compliance with applicable securities laws and to avoid potential detriment to the interests of the Company and its stockholders and other constituencies that could result from inconsistent communications, the members of the Board of Directors will not respond to media inquiries or make statements to the media regarding the Company and its business without consultation with, and approval by, the Chairman of the Board or the Board of Directors.